Exhibit 99.1

For Immediate Release	Contact:	Dennis J. Simonis
President & CEO

Friday, May 8, 2009	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS IMPROVED FIRST QUARTER 2009 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (OTCQX: NNUT) today reported a net profit of $432,000, or $0.06 per Class A Unit for the first quarter 2009, mainly as a result of higher nut prices, lower interest expense and a $330,000 settlement of pending legal claims with Hamakua Macadamia Nut Company which was reported on form 8-K on March 11, 2009.  In the first quarter of 2008, the company reported net loss of $264,000, or ($0.04) per Class A Unit.  Net cash flow for the first quarter was $644,000 or $0.09 per Class A unit in 2009 as compared to $1,000 or $0.00 in the first quarter of 2008.

Total revenues in the first quarter 2009 were $3.0 million, comprised of $1.8 million from the sale of 2.4 million pounds of macadamia nuts-in-shell (wet-in-shell @ 20% and recovery of 30%), $83,000 in kernel sales and $1.1 million in contract farming revenue.  In comparison, revenues in the first quarter of 2008 were $3.6 million, $1.9 from the sale of nut-in-shell, $817,000 from sales of macadamia kernel and $963,000 in contract farming revenue.

All of the Partnerships production during the first quarter of 2009 was sold to Mauna Loa Macadamia Nut Corporation at an average contract price of 76 cents per pound as compared to 67 cents per pound paid by various buyers in 2008. The price that the Partnership receives for its nuts is based upon the terms and conditions of its nut purchase contracts with the various buyers. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels and the nut prices paid under the respective nut purchase contracts.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2009	2008

Macadamia nut sales	$1,918	$2,681
Contract farming revenue	1,053	963
Total revenues	2,971	3,644
Cost of goods and services sold
Costs of macadamia nut sales	1,450	2,510
Costs of contract farming revenue	959	883
Total cost of goods and services sold	2,409	3,393
Gross income	562	251
General and administrative expenses	419	414
Operating income (loss)	143	(163)
Interest expense	(15)	(91)
Interest income	—	—
Other income	324	(1)
Income (loss) before tax	452	(255)
Gross income tax	20	9
Net income (loss)	$432	$(264)

Net cash flow (as defined in the Partnership Agreement)	$644	$1

Net income (loss) per Class A Unit	$0.06	$(0.04)

Net cash flow (deficit) per Class A Unit (as defined in the Partnership Agreement)	$0.09	$0.00

Cash distributions per Class A Unit	$0.00	$0.00

Class A Units outstanding	7,500	7,500